                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[x]  Preliminary Proxy Statement  [ ]  Confidential, for Use of the Commission
                                       Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               IVI CHECKMATE CORP.
                               -------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [x]  No fee required.
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
          11.

(1)  Title of each class of securities to which transaction applies:
-------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:
-------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------
(5)  Total fee paid:
-------------------------------------------------------------------------------
     [ ]  Fee paid previously with preliminary materials.
-------------------------------------------------------------------------------
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
--------------------------------------------------------------------------------
(1)  Amount previously paid:
-------------------------------------------------------------------------------
(2)  Form, Schedule or Registration Statement no.:
-------------------------------------------------------------------------------
(3)  Filing Party:
-------------------------------------------------------------------------------
(4)  Date Filed:
-------------------------------------------------------------------------------

                [Letterhead of IVI Checkmate Corp. Appears Here]

                                                                  April _, 1999

Dear Stockholder:

     You are cordially invited to attend the 1999 annual meeting of stockholders of IVI Checkmate Corp., which will take place on Thursday, May 20, 1999, at 10:00 a.m., local time. We will hold the meeting at the Holiday Inn in Roswell, Georgia, in the Great Oaks Ballroom. We have provided a map to the hotel at the end of the accompanying proxy statement.

     At the meeting, the stockholders will vote upon (1) a proposal to amend our certificate of incorporation to create a classified or "staggered" board of directors and (2) the election of directors. The proposal to create a classified board is intended to discourage proxy contests for control of the board by a third party that desires to initiate a hostile takeover of your company without first negotiating with the board of directors. Without a classified board, such an acquiror who is successful in a proxy contest can remove the entire board of directors at one time and replace these directors with its own representatives. Through its resulting control of the board of directors, the acquiror is in a much better position to push through its takeover transaction on its terms, which may not necessarily be in the best interests of the other stockholders.

     If the board is divided into three classes of directors, the directors in each class will serve three year terms, with the election of the directors being "staggered" such that only one class is elected each year. If we have a classified board, a hostile acquiror would be unable to gain control of the board at one time. Instead, at least two annual meetings of stockholders ordinarily would be required for the hostile acquiror to gain majority control of the board. Hostile acquirors typically are unwilling to wait this long to implement their takeover transaction.

     The board's purpose in putting a classified board in place is not to discourage a takeover transaction. The board's purpose is simply to encourage parties who want to acquire control of your company to first negotiate the terms of the transaction with the board, with the goal of obtaining the board's approval of the transaction and recommendation of it to the stockholders. The board believes that through negotiations with potential acquirors, it will have the opportunity to negotiate a more favorable transaction for the benefit of all stockholders.

     Additional information regarding the proposal to classify the board of directors and the election of directors is in the accompanying proxy statement. The board of directors recommends that you vote in favor of the classified board and the election as directors of the persons named in the proxy statement.

     Please mark, date, sign and return your proxy card in the enclosed envelope at your earliest convenience. This will ensure that your shares will be represented and voted at the meeting, even if you do not attend.

                                      Sincerely,


                                      /s/ J. Stanford Spence
                                      J. Stanford Spence
                                      Chairman of the Board of Directors

[Logo]
                              IVI CHECKMATE CORP.
                               1003 Mansell Road
                            Roswell, Georgia  30076

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                                 TO BE HELD ON
                                  MAY 20, 1999
                            10:00 A.M., EASTERN TIME

     NOTICE HEREBY IS GIVEN that the 1999 annual meeting of stockholders of IVI Checkmate Corp. will be held on Thursday, May 20, 1999, at 10:00 a.m., local time. The meeting will be held in the Great Oaks Ballroom at the Holiday Inn located at 1075 Holcomb Bridge Road, Roswell, Georgia. The purpose of the meeting is for the stockholders to consider and vote upon:

1. A proposal to amend the certificate of incorporation to adopt a classified board of directors;

2.   A proposal to elect directors; and

3.   Any other business that is properly brought before the meeting.

     Only stockholders of record at the close of business on April 1, 1999, will be entitled to vote.

     Your vote is important. Please, sign, date and return the enclosed proxy card in the envelope provided in order that as many shares as possible will be represented.


                              By order of the Board of Directors,



                              /s/ John J. Neubert
                              John J. Neubert
                              Corporate Secretary

Roswell, Georgia
April _, 1999

  Please read the attached proxy statement and then promptly complete, execute and return the enclosed proxy card in the accompanying postage paid envelope. If you attend the meeting, you may revoke the proxy card and vote in person if you so desire.

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                               PAGE

Voting
     Voting Rights Resulting from the Combination..........................     1
     Record Date, Quorum and Vote Required.................................     1
     Proxy and Voting Procedures...........................................     2
Stock Ownership............................................................     3
*Proposal 1  Approval of an Amendment to the Certificate of Incorporation
     to Provide for a Classified Board of Directors and Related Changes....     5
     Description of the Proposal...........................................
     Purpose and Effects of the Proposal...................................
     Existing Provisions Related to a Change of Control....................
*Proposal 2 - Election of Directors........................................     8
     Nominees..............................................................     8
     Information Regarding Nominees........................................     9
     Board Committees......................................................    12
     Director Compensation.................................................    14
Executive Compensation.....................................................    14
     Summary Compensation..................................................    14
     Option Grants.........................................................    15
     Option Exercises and Fiscal Year-End Option Values....................    16
     Employment Agreements.................................................    16
Board of Directors' Report on Executive Compensation.......................    21
     Compensation Policy for Executive Officers............................    21
     Chief Executive Officer Compensation..................................    22
     Policy on Deductibility of Compensation...............................    23
Compensation Committee Interlocks and Insider Participation................    23
Certain Transactions.......................................................    17
     Ingenico Alliance.....................................................
     Noblett Transactions..................................................
     Nordin Transaction....................................................
     Spence Agreement......................................................
Stock Performance Graph....................................................    20
Section 16(a) Beneficial Ownership Reporting Compliance....................    21
Stockholders' Proposals for 2000 Annual Meeting............................    23
Independent Public Accountants.............................................    24
Information About Attending the Annual Meeting.............................    25
Map to Annual Meeting......................................................    26

*    Denotes items to be voted on at the meeting.

NOTE:  You may receive a copy of our 1998 Form 10-K report, without charge, by:
       (1) writing to Investor Relations, IVI Checkmate Corp., 1003 Mansell Road, Roswell, Georgia 30076, Attn: Corporate Secretary;
       (2)  calling 770-594-6000; or
       (3)  sending an e-mail message through our home page at
            http://www.ivicheckmate.com.

                              IVI CHECKMATE CORP.
                                   __________

                                PROXY STATEMENT
                  FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1999
                                   __________

     The board of directors of IVI Checkmate Corp. is furnishing this proxy statement to solicit your proxy for the voting of your shares at the 1999 annual meeting of stockholders and at any adjournments. The annual meeting will take place on Thursday, May 20, 1999, at 10:00 a.m., local time. We will hold the annual meeting in the Great Oaks Ballroom at the Holiday Inn at 1075 Holcomb Bridge Road in Roswell, Georgia. We have provided a map to the hotel at the end this proxy statement.

     We are mailing this proxy statement and the accompanying proxy card to you on or about April , 1999.

                                     VOTING

Voting Rights Resulting from the Combination

     We were formed as a Delaware corporation in 1998 in anticipation of the combination of International Verifact Inc., which we refer to as IVI, and Checkmate Electronics, Inc., which we refer to as Checkmate. On June 25, 1998, the stockholders of IVI and Checkmate approved the combination of the two companies into what is now called IVI Checkmate, and we acquired both IVI and Checkmate as our subsidiaries on that date. We are sending this proxy statement to you, the stockholders of IVI Checkmate, in connection with the first annual meeting of the stockholders of the new combined company.

     As part of the combination, the outstanding shares of Checkmate common stock were converted into shares of our common stock and, at the election of the IVI stockholders, the outstanding common shares of IVI were converted into either shares of our common stock or exchangeable shares of IVI. Holders of IVI exchangeable shares may convert each of their exchangeable shares into one share of our common stock at any time through June 25, 2008.

     Each share of our common stock is entitled to one vote per share. Because the exchangeable shares are issued by IVI rather than by us, we and IVI entered into an agreement that allows the holders of IVI exchangeable shares to vote on IVI Checkmate matters. Under this agreement, each exchangeable share entitles its holder to one vote on each matter presented to the stockholders of IVI Checkmate. Montreal Trust Company of Canada, serving as trustee on behalf of the holders of exchangeable shares, will be entitled to exercise that number of votes for which it receives directions from the holders of exchangeable shares.

Record Date, Quorum and Vote Required

     The record date for determining the holders of common stock and exchangeable shares who are entitled to receive notice of and to vote at the annual meeting is April 1, 1999. On the record date, shares of common stock and exchangeable shares were outstanding and eligible to be voted at the annual meeting.

     The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares entitled to be voted will constitute a quorum at the meeting. In determining whether a quorum is present at the meeting, we will apply the following principles:

 . Shares that you withhold from voting as to any nominee or that you abstain from voting are "shares entitled to be voted," and, therefore, we will count them as present for purposes of determining the presence or absence of a quorum.

 . The trustee is not permitted to cast votes with regard to exchangeable shares as to which the holders do not provide voting instructions to the trustee. We will treat such shares as "shares entitled to be voted" but absent from the meeting.

 . We will not consider broker non-votes to be "shares entitled to be voted," and, therefore, we will not consider them for purposes of determining a quorum. Under stock exchange rules, brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. We use the term "uninstructed shares" to describe shares held by a broker who has not received instructions from its customers on a particular matter and the broker has notified us that it lacks voting authority. We use the term "broker non-votes" to describe the votes that could have been cast on a particular matter by brokers with respect to uninstructed shares if the brokers had received their customers' instructions. There are no controlling legal precedents under Delaware law regarding the treatment of broker non-votes in certain circumstances so we intend to apply the principle stated above at the annual meeting.

    The following principles will apply with regard to stockholder voting on the two proposals at the annual meeting:

 . Amendment of the Certificate of Incorporation. In voting on the proposal to amend the certificate of incorporation (Proposal 1), you may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 1 is the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the annual meeting, provided a quorum is present. We will consider abstentions, exchangeable shares as to which holders do not provide voting instructions and broker non-votes in determining the number of votes required to obtain the necessary majority approval. As a result, abstentions, exchangeable shares as to which holders do not provide voting instructions and broker non-votes will have the same effect as a vote against the proposal.

 .  Election of Directors. In voting for the proposal to elect directors
   (Proposal 2), you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. The vote required to approve Proposal 2 is a plurality of the votes cast, provided a quorum is present, and the eight nominees who receive the most votes will be elected. As a result, votes that are withheld, exchangeable shares as to which holders do not provide voting instructions and broker non-votes will have no effect.

Proxy and Voting Procedures

  The accompanying proxy card is for your use if you are unable to attend the annual meeting in person or are able to attend but do not wish to vote in person. You should specify your choices with regard to each of the two proposals on the enclosed proxy card. Please then sign and date the proxy card and mail it to us in the enclosed envelope. If you return a properly dated and signed proxy card, the shares represented by the proxy will be voted in accordance with your instructions by the persons named as proxies on the enclosed proxy card or by the trustee, as applicable. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted "FOR" the amendment to the certificate of incorporation and "FOR" the election of all eight director nominees. If any nominee for election as a director should become unable to serve for any reason and the board of directors designates a substitute nominee, the persons named as proxies on the proxy card or the trustee, as applicable, will vote all valid proxy cards for the election of the substitute nominee.

  The board of directors is not aware of any other business to be presented to a vote at the annual meeting. The dates established in our bylaws by which stockholders who desire to submit nominations for director or other proposals to us for presentation to a vote of the stockholders at the annual meeting has passed, and, therefore, no director nominations or other matters may be proposed for action by stockholders at the annual meeting.

  Your submission of a proxy will not affect your right to vote in person should you attend the annual meeting. If you submit a proxy, you may still revoke it at any time before it is voted by:

  . giving written notice to John J. Neubert, our Corporate Secretary, at 1003 Mansell Road, Roswell, Georgia 30076 or, with regard to exchangeable shares, the trustee, Montreal Trust Company of Canada, Manager Client Services, at 151 Front Street West, Suite 605, Toronto, Ontario M5J 2N1,

  . by executing and delivering to Mr. Neubert or the trustee, as applicable, a proxy card bearing a later date or

  .  by voting in person at the annual meeting.

  We are soliciting your proxy on behalf of the board of directors, and we will bear all of the related costs. Brokers, banks and others holding shares in their names, or in the names of their nominees, will forward copies of the proxy solicitation material to beneficial owners and will seek authority for execution of proxies. We will reimburse them for their reasonable expenses in so doing.
We also have retained Corporate Investor Communication, Inc. at a cost of approximately $4,500 to assist us in soliciting proxies from our U.S. stockholders, and we have retained Shareholders Communication Canada at a cost of approximately $8,000 to assist us in soliciting proxies from our Canadian stockholders. Additionally, our employees may communicate with you to solicit your proxies, but we will not pay them any additional compensation for doing so.


                                STOCK OWNERSHIP

  The following table sets forth information as of December 31, 1998 regarding the beneficial ownership of our common stock by each person known to us to beneficially own more than 5% of the common stock, each of our directors, each executive officer named in the table under the caption "Executive Compensation Summary Compensation" and all directors and executive officers as a group.

  The persons named in the table gave us the stock ownership information about themselves. In accordance with regulations of the Securities and Exchange Commission, beneficial ownership as reported in the table includes shares of stock as to which a person possesses sole or shared voting or investment power and shares which may be acquired on or before March 1, 1999 upon the exchange of exchangeable shares or the exercise of stock options. Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.

                                                                  Number                 Percent
Name and Relationship                                        of Owned Shares              Owned
---------------------                                    ------------------------  -------------------
Ingenico, S.A...........................................            1,544,416(1)(2)               8.7%
  Principal Stockholder
J. Stanford Spence......................................              845,331(3)                  4.7
  Chairman of the Board
Gregory A. Lewis........................................              383,250(4)                  2.1
 President and Chief Executive Officer of U.S.
  Operations and Director
John J. Neubert.........................................              365,801(5)                  2.0
  Executive Vice President  Finance and
   Administration, Chief Financial Officer, Secretary
   and Treasurer
L. Barry Thomson........................................              333,150(4)                  1.8
  President, Chief Executive Officer and Director
George Whitton..........................................              207,150(6)                  1.1
  Vice Chairman of the Board
Peter E. Roode..........................................               27,000(7)                   *
  Director
Gerard Compain..........................................               20,000(1)(2)                *
  Director
Bertil D. Nordin........................................               11,916                      *
  Director
Paul W. Noblett.........................................                   --                     --
  Director
Gareth Owen.............................................
  Director
All directors and executive officers as a group
(10 persons)                                                        3,738,014(8)                 19.5

______________

*    Less than one percent.
(1) Under the terms of an investment agreement between Ingenico and us, if we issue additional shares of common stock in the future, Ingenico has the right to purchase additional shares of common stock from us to maintain its then-current percentage ownership of our common stock. See "Certain Transactions--Ingenico Alliance." Ingenico's address is 9 quai de Dion Bouton, Puteaux, France.
(2) Gerard Compain, who is the Managing Director of Ingenico, is considered to beneficially own the shares held by Ingenico because of his ability to vote and dispose of those shares on behalf of Ingenico. In addition, Mr. Compain individually is the beneficial owner of 20,000 shares that he may acquire upon the exercise of stock options. Mr. Compain's address is 9 quai de Dion Bouton, Puteaux, France.
(3) The shares shown include 33,722 shares owned by Stanford Technologies, Inc., a corporation of which Mr. Spence and his wife are the sole stockholders, and 178,850 shares that Mr. Spence may acquire upon the exercise of stock options.
(4) Consists of shares that the named person may acquire upon the exercise of stock options.
(5) Includes 319,373 shares that Mr. Neubert may acquire upon the exercise of stock options.
(6) Includes 128,850 shares that Mr. Whitton may acquire upon the exercise of stock options.
(7) Includes 20,000 shares that Mr. Roode may acquire upon the exercise of stock options.
(8) Includes a total of 1,383,473 shares that the directors and executive officers may acquire upon the exercise of stock options.

                                   PROPOSAL 1
                 APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF
                          INCORPORATION TO PROVIDE FOR
                        A CLASSIFIED BOARD OF DIRECTORS
                              AND RELATED CHANGES

Description of the Proposal

     The board of directors is seeking stockholder approval of an amendment to the certificate of incorporation to provide for a classified board of directors. The following is a discussion of the proposed amendment and the reasons for and the possible effects of the proposed amendment.

     Under the proposed amendment, the board of directors will be divided into three classes. The directors in each class will hold office for initial terms of one year, two years and three years, respectively. Following the expiration of the initial terms, all terms will be for three years.

     To implement the classification, the board proposes to add a new Article Thirteenth to the certificate of incorporation to read as follows:

          THIRTEENTH: (a) At the 1999 annual meeting of stockholders, the directors elected by the stockholders shall be divided into three classes, designated as Class I, Class II and Class III, with the term of office of the Class I directors to expire at the 2000 annual meeting of stockholders, the term of office of the Class II directors to expire at the 2001 annual meeting of stockholders, and the term of office of the Class III directors to expire at the 2002 annual meeting of stockholders. At each annual meeting of stockholders following the initial classification and election, directors elected to succeed those directors whose terms expire shall be elected to hold office for a term expiring at the third annual meeting following election and until a successor shall have been duly elected and shall have qualified, with the term of office of one class expiring each year. Any vacancies occurring in the board of directors that result from the death, resignation, retirement, disqualification, removal from office or other cause with respect to a director elected by all of the stockholders having the right to vote as a single class, and any newly created directorships resulting from an increase in the number of such directors, shall be filled by a majority of the directors then in office, whether or not a quorum, or by a sole remaining director; provided, however, that if the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by this Certificate of Incorporation or any amendment hereto, vacancies and newly created directorships of such class or classes or series may only be filled by a majority of the directors elected by such class or classes or series thereof then in office, whether or not a quorum. Each director chosen to fill a vacancy or to fill a newly created directorship shall hold office until the next election of the class for which such director shall have been chosen.

          (b) Any director or the entire board of directors may be removed from office at any time, but only for cause, by the holders of a majority of the shares then entitled to vote in an election of directors. For purposes of this paragraph, "cause" shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses).

     If the proposed amendment to the certificate of incorporation is approved by the stockholders at the annual meeting, the board will make conforming amendments to Sections 3.2, 3.9 and 3.11 of the bylaws. In particular, these conforming amendments would have the effect of eliminating the current provision which grants to the stockholders, in addition to the board of directors, the right to fill vacancies on the board and newly created directorships resulting from an increase in the authorized number of directors. This right would be vested solely in the directors then in office. The bylaw amendments also would eliminate the current right of the stockholders to remove any director or the entire board with or without cause by providing that directors may only be removed for cause.

     For a description of the composition of the proposed classes of directors, see "Proposal 2 -- Election of Directors."

Purpose and Effects of the Proposal

     A principal purpose of the proposed amendments to the certificate of incorporation and bylaws is to reduce our vulnerability to unsolicited proposals to acquire control of us in which the acquiror does not negotiate the terms of the proposal with our board. The proposed amendments are intended to discourage surprise takeover attempts, which the board believes are generally not in the best interests of a company's stockholders, and to encourage potential acquirors to negotiate with the board. The directors believe that an opportunity for the board to determine whether a proposed change of control transaction would be in your best interest as a stockholder and to possibly be able to negotiate more favorable terms on your behalf is in the best interests of the stockholders.

     Third parties sometimes accumulate substantial stock positions in public companies as a prelude to a takeover, a restructuring or sale of all or part of a company or other similar extraordinary corporate actions. Third parties often undertake such actions without notice to or consultation with the target company. In many cases, the purchaser seeks to cause one or more of its representatives to be elected to the company's board of directors, and frequently to obtain majority representation on the board of directors, to increase the likelihood that the purchaser's proposed transaction will be implemented by the target company. If the target company resists the efforts of the purchaser to obtain representation on the board, the purchaser may commence a proxy contest in an attempt to have its representatives elected to the board in place of certain directors or the entire board.

     Because our current certificate of incorporation and bylaws require the entire board to stand for election each year, it is possible for a potential acquiror, through a successful proxy contest, to cause any or all of the incumbent directors to be removed without cause and replaced with the acquiror's representatives at any single stockholders' meeting. The new board could then approve and push through the acquiror's proposed transaction, which may or may not be in the best interests of the other stockholders. Under these circumstances, the incumbent directors would have no opportunity to negotiate more favorable pricing and other terms on behalf of the other stockholders or to prevent the transaction if, in the board's view, it would not be in the stockholders' best interests.

     If Proposal 1 is approved, the board of directors will be divided into three classes effective as of the 1999 annual meeting, and only one of these classes will stand for election at each subsequent annual meeting. As a result, at least two stockholder meetings instead of one ordinarily will be required to change a majority of the board. Your board believes that this additional time required for a potential hostile acquiror to obtain control of the board will discourage hostile acquirors from commencing surprise takeover efforts and proxy contests in which there is not an opportunity for the board to negotiate on behalf of the stockholders. Instead, a classified board should encourage potential acquirors to negotiate with the incumbent directors with the goal of obtaining their approval of the transaction and recommendation of it to the stockholders. Additionally, without the threat of imminent removal, the incumbent directors should gain additional time to properly evaluate the proposal, gather additional information, study alternative proposals and effectively negotiate with the acquiror to help ensure that the best price and other terms are obtained for the stockholders.

     The board believes that this additional leverage resulting from a classified board is critical in the face of an inadequate or unfair takeover attempt of a company in a highly cyclical industry like the electronic funds transfer/point-of-sale industry and for a company whose stock experiences significant price volatility. For example, on June 25, 1998, the day Checkmate and IVI were combined, our shares of common stock closed at $7.25 per share. On July 13, 1998, less than one month later, the stock closed at $6.00, 13% lower; and on September 2, 1998, the stock closed at $3.75, down 48% in just over two months. Less than five months later, on January 22, 1999, the stock closed at $7.25, over a 93% increase from its low of $3.75.

     A hostile acquiror for our common stock on September 2, 1998, even one offering a substantial premium over the then current market price, might have been able to replace all of the incumbent directors and push through a transaction in which it would have been able to acquire your shares well below what the incumbent board considers to be the shares' true value at that time. Again, the board believes that a classified board will discourage non-negotiated transactions at inadequate prices and instead will encourage potential acquirors to negotiate with the board. Consequently, the board believes that a classified board is an important tool to help assure that you receive fair value for your shares.

     As contemplated by Delaware law (under which we are organized) for companies that have a classified board of directors, paragraph (b) of proposed Article Thirteenth provides that any director or the entire board of directors may be removed from office by the stockholders only "for cause," as such term is defined in paragraph (b). Our bylaws currently permit the stockholders to remove directors with or without cause.

     As discussed above, in the absence of a classified board and the other provisions contained in proposed Article Thirteenth, a hostile acquiror, through a successful proxy contest, could cause any or all of the incumbent directors to be removed without cause and replaced by the acquiror's representatives. Paragraph (b) of Article Thirteenth, together with corresponding amendments to the bylaws that our board would make if Article Thirteenth is approved, are intended to complement and further the purposes of the proposed classified board.

     Specifically, the provisions of paragraph (b) would prohibit a hostile acquiror or any other stockholders from removing incumbent directors prior to the scheduled expiration of their terms in the absence of cause, as defined. Moreover, by providing that only the board of directors, rather than either the board or the stockholders as is currently the case, may fill vacancies in the board and newly created directorships, a hostile acquiror cannot appoint its own representatives to the board in place of, or in addition to, the incumbent directors. As a result, the classified board and related provisions contemplated by Proposal 1 are intended to reduce our vulnerability to an unsolicited takeover and, instead, to encourage potential acquirors to negotiate directly with the board for the benefit of all stockholders.

     The board of directors also believes that a classified board of directors will promote continuity and stability in our management and policies because a majority of the directors at any given time will have prior experience as directors of our company. The board further believes that this continuity and stability will facilitate long-range planning by the directors.

     It should be noted that the classification of the board of directors and related proposals, if adopted, would make it more difficult to change the composition of the board. Consequently, the proposed changes may increase the likelihood that incumbent directors will retain their positions. Additionally, proposed Article Thirteenth and the related proposed bylaw amendments may make more difficult or discourage a takeover, proxy contest or other change of control transaction and your participation in such a transaction, even if it would be favorable to your interests. Nevertheless, the board believes that the benefits of an enhanced ability to negotiate with the proponent of an unsolicited proposal to acquire control of your company, together with the increased board stability and continuity fostered by a classified board and the other proposed changes, outweigh the disadvantages of possibly discouraging unsolicited proposals and possibly reducing the ability of stockholders to change the composition of the board.

     We are not proposing this amendment in response to any specific effort by any person to accumulate our stock or to obtain control of us by means of a takeover transaction, tender offer, proxy solicitation or otherwise. We are proposing the amendment at this time because the board believes that a classified board and related changes would serve the best interests of the stockholders.

Existing Provisions Related to a Change of Control

     Effective as of October 22, 1998, the board of directors implemented a stockholder rights plan by declaring a dividend distribution of one right for each outstanding share of common stock and for each exchangeable share. Future issuances of our common stock and exchangeable shares will also include stock purchase rights. The rights, if triggered by the board in its discretion in response to a third party's acquisition of a significant percentage of our stock, would cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board. As a result, the existence of the stockholder rights plan may serve to make more difficult or discourage a non-negotiated attempt to acquire control of your company, although it is not intended to preclude any prospective offer for shares at a price and on other terms that are in your best interests as determined by the board of directors.

     In general, the rights will not become exercisable unless a person or group of affiliated persons becomes the beneficial owner of, or commences a tender offer that would result in beneficial ownership of, 15% or more of the outstanding shares of common stock and exchangeable shares. After such an event, each right, other than rights held by the acquiror, could become exercisable for the purchase of a number of shares of common stock having a market value equal to two times the exercise price of the rights. The exercise price of the rights is currently $30.00 per right. The rights agreement will expire in October 2008.

     Our certificate of incorporation authorizes the board of directors, without stockholder approval, to issue up to 1,000,000 shares of preferred stock having such voting powers and other designations, preferences and rights as the board may by resolution provide. The board could in the future issue shares of such preferred stock to a friendly party on terms that might enable the friendly party to help the board defeat an attempt by another party to acquire control of the company that is opposed by the incumbent directors. We currently intend to issue approximately 800,000 shares of preferred stock in connection with a pending acquisition. However, the persons to whom the shares would be issued are not affiliated with us, and we have no agreement or understanding with them about how they are to vote those shares.

     Ingenico currently owns approximately 8.7% of our stock (our common stock and IVI's exchangeable shares combined). As discussed in "Stock Ownership" above, we have granted Ingenico the right to purchase additional shares of common stock from us to maintain its percentage ownership of our common stock if we issue additional shares in the future. By enabling Ingenico to avoid dilution of its current ownership percentage and maintain its position as a holder of a significant percentage of our stock, this right could facilitate the ability of our incumbent directors to defeat any proposed change of control transaction if Ingenico, which has a representative on our board of directors, aligns itself with our board in opposition to any such proposed change of control transaction.

     Proposal 1 is not part of a plan by management to adopt a series of anti-takeover amendments, and management currently has no intention of proposing other anti-takeover measures in future proxy solicitations.

     The board of directors believes that the classification of the board and related changes contemplated by Proposal 1 are advisable and in the best interests of the stockholders and recommends that you vote to approve the proposed amendment to the certificate of incorporation.


                                   PROPOSAL 2
                             ELECTION OF DIRECTORS

Nominees

     The board of directors has set the authorized number of directors at nine, and the board currently consists of nine members. However, Gareth Owen is not standing for re-election at the annual meeting, and the board has not identified a suitable candidate to replace him. The board intends to fill the vacancy as soon as practicable.

     Currently, the directors serve for terms of one year and until their successors are elected and qualified. If the stockholders approve Proposal 1 at the annual meeting, the board of directors will be divided into three classes. Directors will be elected to hold office initially for terms of one, two and three years and until their successors are elected and qualified. After the expiration of those initial terms, all directors will be elected to serve three year terms. If Proposal 1 is approved at the annual meeting, there will be one Class I director, Paul W. Noblett, who will serve a one year term expiring at the 2000 annual meeting. The Class II directors will be Gerard Compain, Bertil
D. Nordin and Peter E. Roode, who will serve two year terms expiring at the 2001 annual meeting. The Class III directors will be Gregory A. Lewis, J. Stanford Spence, L. Barry Thomson and George Whitton. The Class III directors will serve three year terms expiring at the 2002 annual meeting. If Proposal 1 is not approved, all directors will be elected to serve for a term of one year and until their successors are elected and qualified.

   If any of the eight nominees is unable to serve, the board of directors may:

   . designate a substitute nominee, in which case the named proxies or the trustee, as applicable, will vote the shares represented by all valid proxy cards for the election of the substitute nominee;

   .  allow the vacancy to remain open until a suitable candidate is located; or

   .  adopt a resolution to decrease the authorized number of directors.

    At this time, the Board knows of no reason why any nominee might be unavailable to serve.

          The board of directors unanimously recommends that you vote for the election as directors of the eight persons named above.

Information Regarding Nominees

          Listed below are the names of the board's nominees for election as directors. Also listed is each nominee's business experience, his age as of December 31, 1998 and the year he first became a director. Unless indicated otherwise, the positions stated are positions which are currently held and which have been held for at least the past five years.

          Mr. Compain was elected to the board in June 1998 as the designee of our largest stockholder, Ingenico, in accordance with an investment agreement entered into between Ingenico and IVI in 1992. See "Stock Ownership" and "Certain Transactions--Ingenico Alliance." We have assumed the rights and obligations of IVI under that agreement.

                                      Principal Occupation or Employment
Name                                   and Other Business Affiliations                    Age     Director Since
Gerard Compain          Mr. Compain has been Managing Director of Ingenico since           46         1998
                        1995. Ingenico is in the same business as we are, with
                        operations throughout the world and particular strength in smart cards.  From 1985 to 1995, Mr. Compain served in
                        various executive and operational positions with BULL PC,
                        which is the Payment Systems Division of Groupe Bull.
                        Mr. Compain joined IVI's board of directors in 1997 as
                        a designee of Ingenico.

Gregory A. Lewis        Mr. Lewis has been the President and Chief Executive Officer       53        1998
                        of our U.S. operations since June 1998. Mr. Lewis also is
                        President and a director of our majority owned subsidiary
                        National Transaction Network, Inc.    Mr. Lewis joined
                        Checkmate as President and Chief Operating Officer in August
                        1997, and he was named a director of Checkmate in October
                        1997.  From 1984 until joining Checkmate, Mr. Lewis was
                        employed by VeriFone, Inc., an electronic payment provider.
                        Mr. Lewis was one of the founding executives of VeriFone and served in various executive positions during his employment, most recently as Vice President and General Manager of the
                        Emerging Markets Division.  Earlier in his career, Mr. Lewis held various executive positions during a 14 year career at
                        National Data Corporation, a transaction processing company, and also served as Executive Vice President of Business
                        Development with BuyPass Corporation, a third party
                        point-of-sale processor and debit transaction acquiror.

Paul W. Noblett         Mr. Noblett has been President of Noblett and Associates,          52        1998
                        Inc., a business development, data processing and
                        communications consulting firm, since 1992.  Mr. Noblett has spent over 25 years in the payments industry, including
                        executive management positions with NaBANCO, MasterCard and what is today MBNA.

Bertil D. Nordin        Mr. Nordin is an investor in, and director or advisor to,            64        1998
                        several companies in computer related fields.  Mr. Nordin was
                        Chairman of the Board of Directors of Digital Communications
                        Associates, Inc. from 1990 to 1993 and was President and
                        Chief Executive Officer of Digital Communications from 1981 to 1990.  Prior to 1981, Mr. Nordin held executive positions with a small business computer company and a recording
                        company and was a manager specializing in mergers and
                        acquisitions with a Big Six accounting firm.



Peter E. Roode          Mr. Roode has been President of Triarch Corporation since          61        1998
                        1987 and has been a Vice President since joining Triarch in
                        1976. Triarch is an investment company investing in small to medium sized businesses. Mr. Roode is also a Chartered
                        Accountant.  Mr. Roode has been a director of IVI since 1992.

J. Stanford Spence      Mr. Spence has been our Chairman of the Board since June           69        1998
                        1998. Mr. Spence was the founder of Checkmate, has been the
                        Chief Executive Officer of Checkmate since July 1997 and,
                        except for two brief periods, has been Chairman of the Board of Checkmate and its predecessors since its founding in 1973.
                        He also served as interim Chief Executive Officer of
                        Checkmate from May 1994 until August 1994.  Mr. Spence
                        conceived of and managed the development of the patented
                        technology which led to the point-of-sale check readers sold by Checkmate.  Mr. Spence has been Chairman of the Board of
                        Directors, Chief Executive Officer and owner of Stanford
                        Technologies, Inc., a financial software development company in Austin, Texas, since 1985. Mr. Spence is also the founder and Chairman of Ultimate Privacy Corporation, a cryptology software company.  Mr. Spence has previously owned companies in the mortgage banking, real estate, insurance and software industries.

L. Barry Thomson        Mr. Thomson has been our President, Chief Executive Officer        57        1998
                        and a director since June 1998. Mr. Thomson joined IVI in
                        April 1994 as President and Chief Operating Officer. He was
                        named a director of IVI in May 1995 and was promoted to Chief
                        Executive Officer in May 1996. Mr. Thomson also is Chief
                        Executive Officer and a di of our majority owned subsidiary
                        National Transaction Network. Formerly President and CEO of
                        Aluma Systems Corporation, a construction technology company in Toronto, Mr. Thomson brought to IVI extensive Canadian,
                        U.S. and international experience in managing the growth of a technological and market driven organization. Mr. Thomson built
                        Aluma over 21 years from start up to the largest company in its industry in North America and one of the four largest in the world. He also served as Executive Vice President, director and member of the Executive Committee of Aluma's parent company,
                        Tridel Enterprises, Inc., Canada's largest builder of
                        condominium dwellings. He graduated with a degree in mechanical engineering from the University of Toronto in 1967 and became a member of the Ontario Association of Professional Engineers in
                        1968. In 1970, Mr. Thomson received his Chartered Accountant designation from Clarkson Gordon (now Ernst & Young LLP).

George Whitton          Mr. Whitton has been our Vice Chairman of the Board since          63        1998
                        June 1998. Mr. Whitton has been Chairman of the Board of IVI since 1986 and was the Chief Executive Officer of IVI from
                        1986 to 1996. Mr. Whitton also is a director of our majority owned subsidiary National Transaction Network. After serving in various senior operations and sales management positions with IBM Canada, Mr. Whitton joined Canada Permanent Trust, a trust and banking institution, where he served as Vice
                        President of Information Services from 1973 to 1976. From
                        1976 to 1979, Mr. Whitton was Vice President  Systems for the
                        Canadian Imperial Bank of Commerce, Canada's second largest bank. From 1979 to 1987, Mr. Whitton was President and Owner of Howarth & Smith, a typography, printing and data
                        management company.


Board Committees

  The board of directors conducts its business through meetings of the full board and through committees of the board. In June 1998, upon the completion of the combination between IVI and Checkmate, the board was expanded from four to eight members and began its management of the new combined company. In August 1998, the board established four standing committees of the board. These committees are the Audit Committee, Compensation Committee, Executive Committee and Nomination and Governance Committee.

  During 1998, the board of directors met four times, consisting of two regular meeting and two special meetings, and acted by unanimous consent in lieu of meeting on four occasions. Each director attended at least 75% of the aggregate of all meetings of the board and any committee on which he served during 1998.

  The Audit Committee oversees our budget and all of our financial operations; oversees management's performance with regard to its financial responsibilities and disclosure obligations; makes recommendations as to the engagement or termination of our outside auditors; reviews the overall audit plan to determine whether the plan is appropriate and recommends improvements. reviews the internal and external audits; and reviews internal accounting controls. The Audit Committee consists of Messrs. Roode (Chairman), Noblett, Nordin, Spence and Whitton. The Audit Committee met once in 1998.

  The Compensation Committee reviews, evaluates and approves the compensation arrangements of senior management; administers our compensation programs, including the design of, the establishment of performance targets under, and grants and awards under compensation plans in which officers are eligible to participate; and determines other forms of compensation for our officers and employees. The Compensation Committee consists of Messrs. Nordin (Chairman) and Roode. This Committee did not meet in 1998.


  The Executive Committee acts on behalf of the full board, to the extent permitted by law, between meetings of the full board. The Executive Committee consists of Messrs. Spence (Chairman), Compain, Lewis, Thomson and Whitton. The Executive Committee did not meet in 1998.


  The Nomination and Governance Committee evaluates the board's performance; recommends nominees for election to the board; recommends candidates for membership on the committees of the board; recommends a successor Chief Executive Officer should there be a vacancy; establishes and monitors a corporate code of conduct; and reviews director conflicts of interest. The Nomination and Governance Committee consists of Messrs. Spence (Chairman), Compain and Whitton. This Committee met once in 1998. The Nomination and Governance Committee seeks potential nominees for board membership in various ways and will consider suggestions submitted by stockholders. Such suggestions should be submitted to our Corporate Secretary. For a description of requirements regarding stockholder nominations for director and other stockholder proposals, see "Stockholders' Proposals for 2000 Annual Meeting."


Director Compensation

  We pay each of our non-employee directors an annual retainer of $4,000, a fee of $1,250 for each board meting attended in person and a fee of $250 for each board meeting in which the director participates by telephone. We also pay each chairman of a board committee an annual retainer of $2,000.

  We also grant each non-employee director options each year for the purchase of 10,000 shares of our common stock. The options vest on the first anniversary of the grant date. Options granted for service in 1998 have an exercise price of $6.81 per share, which was not less than the market price of our common stock on the grant date.

  We do not provide retirement benefits, medical benefits or other benefit programs to our non-employee directors.

  We do not compensate directors who are employees of IVI Checkmate or its subsidiaries for their services as directors.

____________

                             EXECUTIVE COMPENSATION

Summary Compensation

     The following table summarizes the compensation paid or accrued by us in each of the fiscal years ended December 31, 1996, 1997 and 1998 with regard to L. Barry Thomson, our Chief Executive Officer, and all other executive officers whose annual compensation and bonus was $100,000 or more for 1998. We refer to these executives as the Named Executive Officers. The compensation shown in the table includes amounts paid not only by IVI Checkmate but also by IVI, Checkmate and their subsidiaries during each of the three years, including for the periods before the combination of IVI and Checkmate.



                                                    Summary Compensation Table

                                                                             Long-Term
                                                Annual Compensation     Compensation Awards
                                                --------------------    -------------------
                                                                             Securities
    Name and Principal                  Fiscal                               Underlying             All Other
       Position(1)                       Year   Salary ($)  Bonus ($)     Options (#) (2)     Compensation ($)(3)
----------------------------            ------  ----------  ---------   -------------------   -------------------
L. Barry Thomson                         1998   $280,000    $  --                 233,250              --
 President and                           1997   $180,530    $36,100               150,000              --
 Chief Executive Officer                 1996   $170,000    $36,650                30,000              --

Gregory A. Lewis (4)                     1998   $321,000    $  --                    --             $10,421
 President and Chief Executive           1997   $ 70,432    $15,000               383,250           $ 8,870
 Officer of U.S. Operations

John J. Neubert                          1998   $228,000    $  --                    --             $11,834
 Executive Vice President                1997   $129,600       --                    --             $11,525
 Finance and Administration              1996   $129,600    $43,500                  --                --
 Chief Financial Officer,
 Secretary and Treasurer

____________________

(1)  See "Proposal 2 Election of Directors  Information Regarding Nominees."
(2) Represents shares underlying options to purchase common stock. We have not granted any stock appreciation rights.
(3) Consists of (a) matching contributions that we made to our 401(k) plan based on a percentage of the Named Executive Officer's contribution to the 401(k) plan and (b) amounts that we paid on behalf of the Named Executive Officers for term life insurance for the benefit of the Named Executive Officers.
(4) Mr. Lewis was not employed by us or any of our subsidiaries until he joined Checkmate in August 1997.

Option Grants

     The following table provides information regarding stock options granted to the Named Executive Officers during 1998. We have not granted any stock appreciation rights.

                       Option Grants in Last Fiscal Year

                                                                                                  Potential Realizable Value at
                                                                                               Assumed Annual Rates of Stock Price
                                           Individual Grants                                     Appreciation for Option Term (2)
                        --------------------------------------------------------------------   ------------------------------------
                                                Percent of Total
                        Number of Securities   Options Granted to   Exercise or
                         Underlying Options       Employees in      Base Price   Expiration
Name                       Granted (#)(1)         Fiscal Year        ($/sh)          Date           5% ($)             10% ($)
---------------------   ---------------------  ------------------  ------------  -----------   --------------     ----------------

L. Barry Thomson......        233,250               20.2%              $6.81        6/25/07         $876,000          $2,157,000
Gregory A. Lewis......            -0-                  --                 --             --               --                  --
John J. Neubert.......            -0-                  --                 --             --               --                  --

(1)  The indicated options were fully vested on the date of grant.
(2) Amounts reported in these columns represent hypothetical amounts that may be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of the exercises and the future performance of the common stock. We provide no guarantee that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. This table does not take into account any appreciation of the price of the common stock from the date of grant to the current date.

Option Exercises and Fiscal Year-End Option Values

     The following table sets forth information regarding the number of unexercised options held by the Named Executive Officers at December 31, 1998 and the aggregate dollar value of those unexercised options as of December 31, 1998. None of the Named Executive Officers exercised any stock options during 1998.

                                    Aggregated Option Exercises in Last Fiscal Year
                                          And Fiscal Year  End Option Values


                                 Number of Securities          Value of
                                      Underlying              Unexercised
                                 Unexercised Options    In-The-Money Options at
                                   at December 31,         December 31, 1998
                                      1998 (#)                  ($) (1)
                                 ---------------------  ------------------------
                                     Exercisable/             Exercisable/
      Name                          Unexercisable             Unexercisable
---------------------            ---------------------  ------------------------
L. Barry Thomson.....
Gregory A. Lewis.....
John J. Neubert......

____________________

(1) Such value is equal to the difference between the option exercise price and the closing sale price of our common stock on the Nasdaq National Market on December 31, 1998, multiplied by the number of shares underlying the option.

Employment Agreements

      On June 25, 1998, we entered into an employment agreement with L. Barry Thomson with regard to Mr. Thomson's services as our President and Chief Executive Officer and as President and Chief Executive Officer of IVI. Mr. Thomson is entitled to an annual salary of at least $325,000 for 1998, $350,000 for 1999 and $385,000 for 2000, as well as the possibility of annual bonuses if certain performance goals are satisfied. The agreement also provided for the grant to Mr. Thomson of options under our 1998 Long-Term Incentive Plan for the purchase of 233,250 shares of our common stock at a price of $6.81 per share and, on January 14, 1999, options for the purchase of 150,000 additional shares of our common stock. The exercise price of the options for 150,000 shares is $5.50 per share. All of these options vest upon grant and expire nine years from the date of grant.

      The management services agreement provides that if Mr. Thomson's employment is terminated by us for cause or as a result of Mr. Thomson's disability or death or if terminated by Mr. Thomson, Mr. Thomson will be entitled to his salary earned up to the date of termination and, other than in the case of termination for cause, pro rata entitlement under the then current bonus program. If Mr. Thomson's employment is terminated by us for any other reason, he will be entitled to a lump sum payment equal to three times the aggregate of his annual salary and bonus paid and/or earned in the immediately preceding year.

      On January 1, 1998, Checkmate and Gregory A. Lewis entered into a three year employment agreement providing for his employment as President and Chief Operating Officer of Checkmate at a base salary of $321,000 in 1998, $345,000 in 1999 and $371,000 in 2000. Also on January 1, 1998, Checkmate and John J. Neubert entered into a three year employment agreement providing for his employment as

Executive Vice President and Chief Financial Officer of Checkmate at a base salary of $228,000 in 1998, $243,000 in 1999 and $258,000 in 2000. The
employment agreements also provide the opportunity for annual bonuses if certain performance goals are satisfied. The employment agreements provide that after the end of the second year of the employment term and at the end of each subsequent year, the employment period will automatically be extended so as to terminate two years from such renewal date. The employment agreements provide further that if the employment of Messrs. Lewis or Neubert is terminated by Mr. Lewis or Mr. Neubert for good reason, by Checkmate other than for cause, death or disability, or because the term expires, the terminated employee will receive a lump sum payment equal to, (1) his unpaid base salary up to the date of termination, (2) the product of his annual bonus for the year of the date of termination and a fraction, the numerator of which is the number of days in the year up to the date of termination and the denominator of which is 365, and (3) a severance payment equal to the present value of the income stream represented by a continuation of his base salary and target annual bonus, unless the date of termination occurs within two years of a change of control, in which case the severance payment is equal to two times the appropriate base salary and annual bonus for the terminated employee in effect for that year, and all unvested stock options held by him on the date of termination will immediately vest as of the date of termination. If employment is terminated due to Mr. Lewis' or Mr. Neubert's death, the employee's estate or beneficiary will be entitled to receive his unpaid base salary up to the date of his death and a pro rata portion of his target annual bonus for the year. If employment is terminated as a result of Mr. Lewis' or Mr. Neubert's disability, retirement or voluntary termination without good reason or by Checkmate for cause, the terminated employee will be entitled to receive his unpaid base salary up to the date of termination and a pro rata portion of his target annual bonus for the year.



                              BOARD OF DIRECTORS'
                        REPORT ON EXECUTIVE COMPENSATION

       This report by the board of directors discusses the board's compensation objectives and policies applicable to our executive officers for 1998. The report reviews the board's policy generally with respect to the compensation of all executive officers as a group for 1998 and specifically reviews the compensation established for our Chief Executive Officer for 1998 as reported in the Summary Compensation Table. We did not form the Compensation Committee until August 1998, which was after the compensation of our executive officers for 1998 had been established.

Compensation Policy for Executive Officers

       Our compensation policies for our executive officers are intended to create a direct relationship between the level of compensation paid to our executives and our current and long-term level of performance. The board believes that this relationship is best implemented by providing a compensation package consisting of separate components, all of which are designed to enhance our overall performance. These components are base salary, annual bonus and long-term incentive compensation in the form of stock options.

       The board established the 1998 base salaries of the executive officers at levels that are designed to reflect the executive's position and to be competitive with the base salaries of similarly situated executives at companies of similar size and revenue levels in our industry. The board also took into account, among other things, the executive's performance during the prior year and his responsibilities with the new combined company. The board did not provide for bonuses for the executive officers in 1998 but has established specific, performance-based bonus goals for each executive officer for 1999.

       Our long-term incentive compensation plan for our executive officers is based on our 1998 Long-Term Incentive Plan. This plan promotes ownership of our common stock, which in turn provides a common interest between the stockholders and the executive officers. In establishing the 1998 Long-Term Incentive Plan, the board concluded that incentive compensation opportunities in the form of stock option grants should be set and that any compensation received under the plan should be directly linked to our performance, as reflected by increases in the price of our common stock and the contribution of the executive officer to the increase in value. Under the plan, options, usually granted annually, have an exercise price equal to or greater than the fair market value of the shares on the date of grant and, to encourage a long-term perspective, may have an exercise period of up to ten years. Unexercised options are forfeited if the officer leaves the company before the options vest or, if already vested, if the officer fails to exercise them before the end of a stated period following termination of employment. In granting options, the board reviews the amount of options granted to executives at other comparable companies in our industry, the awards granted to other employees within our company, the individual's position at the company and his role in helping the company achieve its goals. During 1998, options for the purchase of a total of 233,250 shares of common stock, equal to 20.2% of all options granted to our employees during 1998, were granted to Messrs. Thomson, Lewis and Neubert. See "Executive Compensation Option Grants." Year-end stock option values are reflected in "Executive Compensation-Option Exercises and Fiscal Year-End Option Values."

Chief Executive Officer Compensation

     In structuring the 1998 compensation plan for Mr. Thomson, the board considered the alignment of his compensation with our financial performance to be essential. Accordingly, the board negotiated a compensation structure that tied high levels of compensation for Mr. Thomson to a substantial improvement in corporate performance, including new product and service developments, that would correspondingly enhance stockholder value.

     Specifically, effective as of the combination of IVI and Checkmate in June 1998, Mr. Thomson was entitled to receive a base salary at a rate of $325,000 per year. The base salary was an increase over Mr. Thomson's 1997 base salary and was awarded to Mr. Thomson by the board in its subjective discretion based on IVI's financial performance in 1997 and the significantly expanded role and responsibilities to be undertaken by Mr. Thomson following the combination.

     With regard to longer term incentive compensation, the board granted Mr. Thomson options to purchase 233,250 shares of common stock in 1998 and, in recognition of the expiration in January 1999 of other options held by Mr. Thomson, agreed to grant to him in January 1999 options to purchase 150,000 additional shares. See "Executive Compensation - Employment Agreements." These option grants are intended to directly link Mr. Thomson's performance and compensation to the stockholders' return on our common stock.

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for annual compensation paid to each of Messrs. Thomson, Lewis and Neubert unless several requirements are met. The board has reviewed these requirements and believes that all compensation paid to the executive officers in 1998 is fully deductible. We also believe that compensation paid under the 1998 Long Term Incentive Plan will continue to be deductible. Our present intention is to comply with the requirements of Section 162(m) unless and until it is determined that compliance would not be in the best interest of IVI Checkmate and its stockholders.

                                    BOARD OF DIRECTORS

                                    Gerard Compain      Gareth Owen
                                    Gregory A. Lewis    Peter E. Roode
                                    Paul W. Noblett     J. Stanford Spence
                                    Bertil D. Nordin    L. Barry Thomson
                                             George Whitton

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The board of directors did not create the Compensation Committee until August 1998, and the Compensation Committee took no action in 1998. As described in "Board of Directors' Report on Executive Compensation," the board of directors as a whole determined the compensation of our executive officers for 1998. During 1998, Messrs. L. Barry Thomson, Gregory A. Lewis, John J. Neubert and George Whitton, all of whom are executive officers of IVI Checkmate or its subsidiaries, participated as directors in deliberations of our board concerning executive officer compensation for 1998. Messrs. Thomson, Lewis, Neubert and Whitton also served during 1998 on the board of directors of our majority owned subsidiary National Transaction Network, Inc., which board establishes the compensation of the executive officers of National Transaction Network. Messrs. Thomson, Lewis and Neubert are executive officers of National Transaction Network.


                              CERTAIN TRANSACTIONS

     Ingenico Alliance. On December 17, 1996, IVI entered into a strategic alliance with Ingenico. Ingenico owned approximately 8.7% of our outstanding common stock and exchangeable shares of IVI as of December 31, 1998. Ingenico develops, distributes, markets and manufactures transaction terminals with application to payment systems, loyalty programs, electronic benefits transfer systems and terminal systems for smart card technology, principally in Europe, Australia and the Asia Pacific region. Gerard Compain, who is a member of our board of directors, is the Managing Director of Ingenico.

     The alliance enabled IVI to gain exclusive rights to market Ingenico products and technology in the Americas, to gain access to Ingenico's smart card technology, to raise capital and to benefit from joint product development, purchasing and manufacturing. The strategic alliance provides Ingenico with access to the North American market for its products. In furtherance of their alliance, IVI and Ingenico entered into a master alliance agreement dated December 5, 1996, as amended on December 17, 1996, and five separate agreements, each dealing with a separate aspect of the alliance.

     The master alliance agreement established the general framework of the alliance and set out certain provisions which govern all aspects of the alliance. Specifically, the master alliance agreement provided that Ingenico and IVI would enter into a marketing and distribution agreement, a Latin America joint venture shareholders' agreement, a joint development and procurement agreement, a technology license agreement and an investment agreement.

     Pursuant to the investment agreement, Ingenico and its Chairman, Jean-Jacques Poutrel, purchased 1,439,000 shares of IVI's common stock in December 1996, equal at the time to approximately 16.7% of IVI's outstanding common stock, for approximately $7,240,000. Additionally, IVI granted to Ingenico a future participation right enabling Ingenico to preserve its percentage ownership of IVI's common stock on a non-diluted basis by subscribing to purchase additional shares of IVI's common stock if IVI issues additional shares of IVI's common stock. The price payable by Ingenico for additional IVI common shares would be that offered to other purchasers in the event of a private placement or public offering, or, in certain cases, a price equal to the weighted average trading price of the common shares during the 30 trading days preceding notice to Ingenico of the issuance by IVI of additional shares of IVI's common stock.

     Under the investment agreement, IVI also agreed to take the steps necessary to reconstitute the board of directors of IVI so that it would be comprised of eight members, two of whom initially would be nominees of Ingenico. The board of directors of IVI has since been expanded to nine members. One nominee of Ingenico is to be a member of the Nomination and Governance Committee of the board. If Ingenico's ownership position in IVI decreased to a percentage of less than 15% but more than 5% on a non-diluted basis, then Ingenico would be permitted only one nominee on the board of directors. If Ingenico's ownership position in IVI decreased below 5%, it would no longer have the right to nominate a director of IVI. Ingenico's current ownership of our stock has decreased to approximately 8.7%. As a result, Ingenico is permitted only one representative on our board, which is Mr. Compain.

     At the time of the combination of IVI and Checkmate on June 25, 1998, IVI Checkmate, IVI and Ingenico entered into an assignment, assumption and consent agreement under which the agreements with Ingenico were assigned by IVI to us and were assumed by us. The result is that we now have all of the right, title, interest, liabilities and obligations that IVI had under the agreements with Ingenico.

     Pursuant to the marketing and distribution agreement, we purchased products from Ingenico in 1998 for a total of $6.8 million.

     Noblett Transaction. Paul W. Noblett, who is one of our directors, is President and a director of Noblett and Associates and is a director of DMRI and Globalcard Services. In exchange for consulting services provided to us or our subsidiaries by these companies in 1998, we paid $50,250 to Noblett and Associates (6% of Noblett and Associates' 1998 revenues), $34,500 to DMRI (38% of DMRI's 1998 revenues) and $110,000 to Globalcard Services (8% of Globalcard Services' 1998 revenues). We do not expect to do any significant amount of business with any of these companies in 1999.

     Nordin Transaction. In 1998, we paid $60,000 to Bertil D. Nordin, who is one of our directors, for management advisory services provided to us by Mr. Nordin.

     Spence Agreement. In 1984, Checkmate entered into an agreement that gave Mr. Spence exclusive rights to sell and market Checkmate's magnetic ink character recognition reader products. Subsequently, after determining that Checkmate should market its own products, Checkmate entered into a settlement agreement with Mr. Spence and Stanford Technologies, Inc., which is owned by Mr. Spence and his wife. Under this agreement, Mr. Spence and Stanford Technologies transferred to Checkmate all of their rights to market Checkmate's magnetic ink character recognition quality analyzers. Mr. Spence and Stanford Technologies also agreed to refrain from competing against Checkmate for a period of eleven years following his resignation or removal from Checkmate's board of directors. In exchange for these benefits, the agreement requires Checkmate to make minimum monthly payments totaling at least $15,000 per month (of which $10,000 is adjusted semi-annually for inflation). Checkmate may elect to accelerate the payments by paying 5% of sales if this amount exceeds the minimum aggregate amount due. Payments under the agreement will terminate upon the earlier of June 30, 2000 or that time at which payments made under the agreement will equal $1,758,321 (plus adjustments for inflation). Checkmate paid $224,323 to Stanford Technologies in 1998 under the agreement. As of December 31, 1998, a total of $1,967,497 (including $247,497 of inflation adjustments) had been paid by Checkmate to Stanford Technologies under the agreement.

                            STOCK PERFORMANCE GRAPH

     Prior to the combination of IVI and Checkmate on June 25, 1998, the common stocks of IVI and Checkmate were traded on the Nasdaq National Market under the symbols "IVIAF" and "CMEL," respectively, and IVI's common stock was also traded on The Toronto Stock Exchange under the symbol "IVI." Following the combination, the IVI Checkmate common stock began trading on the Nasdaq National Market and The Toronto Stock Exchange under the symbols "CMIV" and "IVC," respectively, and IVI's exchangeable shares began trading on The Toronto Stock Exchange under the symbol "IVI." The IVI exchangeable shares, which are Canadian property for Canadian deferred benefit plans, are convertible at any time, on a one-for-one basis, into common stock of IVI Checkmate.

     The following stock performance graph and accompanying table compare the cumulative return on each of the IVI common stock and the Checkmate common stock from December 31, 1993 to June 25, 1998 and on the IVI Checkmate common stock from June 26, 1998 to December 31, 1998 with the cumulative total return of the Nasdaq Stock Market U.S. Index, the Nasdaq Computer Manufacturing Companies Index and The Toronto Stock Exchange Index over the same period. The comparative data assumes that:

     . $100.00 was invested on December 31, 1993 proportionally by market capitalizations in the common stock of IVI and the common stock of Checkmate and in each of the indices referred to above,

     . $100.00 was invested on June 26, 1998 in the common stock of IVI
       Checkmate, and

     . dividends, if any, were reinvested.


                              [Insert graph here]


                                                              December 31,                       June 26,    Dec. 31,
                                     ---------------------------------------------------------  ---------  ----------
                                         1993         1994       1995       1996       1997       1998       1998
                                     ------------  ----------  ---------  ---------  ---------  ---------  ---------
IVI                                       $100.00     $ 41.94    $ 56.14    $ 37.07    $ 54.93    $ 49.52    $   -0-
Checkmate                                  100.00       76.32     155.26     136.84      72.37      81.58        -0-
IVI Checkmate                                 -0-         -0-        -0-        -0-        -0-     100.00      67.74
Nasdaq U.S. Index                          100.00       97.75     138.23     170.04     208.75     250.89     292.94
Nasdaq Computer Manufacturing              100.00      109.83     173.00     232.31     281.02     409.43     610.28
  Companies Index
The Toronto Stock Exchange                 100.00       99.07     110.82     139.34     157.50     173.19     152.48
  Index

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The United States securities laws require our directors and executive officers and any persons who beneficially own more than ten percent of our common stock to file with the Securities and Exchange Commission and the Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of our securities. To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, during 1998 all executive officers, directors and any beneficial owners of more than ten percent of our stock made all required filings.


                STOCKHOLDERS' PROPOSALS FOR 2000 ANNUAL MEETING

     Director nominations and other proposals of stockholders intended to be presented to a vote of the stockholders at our 2000 annual meeting, together with certain related information specified in Section 2.7 (A)(2) of our bylaws, must be submitted to our Corporate Secretary in writing between February 20, 2000 and March 21, 2000 in order for such matters to be properly brought before the 2000 annual meeting. Separate from the requirements of the preceding sentence, director nominations and other proposals of stockholders intended to be presented at the 2000 annual meeting must, in addition to satisfying the requirements of the preceding sentence, also be submitted in writing to our Corporate Secretary, together with the information specified in Securities and Exchange Commission Rule 14a-8, no later than December __, 1999 in order to be included in our proxy materials for the 2000 annual meeting. All nominations, proposals and related information should be submitted within the specified time periods by certified mail, return receipt requested, to our Corporate Secretary at 1003 Mansell Road, Roswell, Georgia, 30076. A copy of Section 2.7 (A)(2) of our bylaws will be provided upon request in writing to our Corporate Secretary at this address.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP has audited the financial statements of Checkmate since 1993 and of IVI Checkmate since 1998 and will continue in that capacity during 1999. Coopers & Lybrand, Chartered Accountants, has audited the financial statements of IVI since 1984. Representatives of Ernst & Young LLP will be present at the annual meeting and will be available to respond to appropriate questions.



                INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

     The annual meeting will be held in the Great Oak Ballroom at the Holiday Inn located at 1075 Holcomb Bridge Road in Roswell, Georgia. If you plan to attend the annual meeting, please so indicate by checking the box on your proxy card and returning the proxy card to us. This will help us in planning for the annual meeting. A map showing the meeting location appears on the following page.

Roswell, Georgia
April , 1999
                              By order of the Board of Directors,

                              /s/ John J. Neubert
                              John J. Neubert
                              Corporate Secretary

                            [MAP TO ANNUAL MEETING]



Take I-85 North to Exit 29 (Ga. 400 North). Go approximately 10 miles on Ga. 400 North to exit 7B (Mansell Road). Take a right off the ramp and go to the second traffic light. Take a left onto Dogwood Road and the hotel will be at the top of the hill on the left.

                              IVI CHECKMATE CORP.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS.

     If I am a holder of shares of common stock of IVI Checkmate Corp., I hereby appoint Margaret Burkett and Victor Young, and each of them, proxies, with full power of substitution, to vote all shares of common stock of IVI Checkmate Corp. that I am entitled to vote at the 1999 Annual Meeting of Stockholders of IVI Checkmate Corp. and at any adjournments thereof as indicated below as to Proposals 1 and 2. If I am a holder of exchangeable shares of IVI Checkmate Ltd., I direct ____________, ______________ and _________________, and each of them, as trustees, to vote all exchangeable shares that I am entitled to vote at the annual meeting and at any adjournments thereof as indicated below as to Proposals 1 and 2. In either case, such persons are further authorized to vote in their discretion on (1) the election of any person as a director if a director nominee named in Proposal 2 is unable to serve or for good cause will not serve, (2) matters which the board of directors did not know would be presented to the annual meeting a reasonable time before the proxy solicitation was made, and (3) matters incident to the conduct of the meeting.

 THIS PROXY CARD WILL BE VOTED AS DIRECTED.  IF NO INSTRUCTIONS ARE SPECIFIED,
  THIS PROXY CARD WILL BE VOTED "FOR" PROPOSAL 1 AND "FOR" THE ELECTION OF THE
                       EIGHT NOMINEES NAMED IN PROPOSAL 2.

                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE
                                               LISTED PROPOSALS.
----------------------------------------------------------------------------------------------------------------
1.  Amendment of the certificate of                              [_]  FOR  [_]  AGAINST    [_] ABSTAIN
    incorporation to adopt a classified
    board and related changes
----------------------------------------------------------------------------------------------------------------
2.  Election of directors:*                                     [_]  FOR ALL    [_] WITHHOLD ALL
    Gerard Compain
    Gregory A. Lewis                                            For, except vote withheld from the following
    Paul W. Noblett                                             nominee(s):____________________________
    Bertil D. Nordin
    Gareth Owen
    Peter E. Roode
    J. Stanford Spence
    L. Barry Thomson
    George Whitton
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
I plan to attend the Annual Meeting  [_]                         Change of address on reverse side  [_]
----------------------------------------------------------------------------------------------------------------

* If Proposal 1 to classify the board of directors is approved at the annual meeting, the election of Paul W. Noblett as a director to serve until the 2000 annual meeting, Gerard Compain, Bertil D. Nordin and Peter E. Roode as directors to serve until the 2001 annual meeting, and Gregory A. Lewis,
  J. Stanford Spence, L. Barry Thomson and George Whitton as directors to serve until the 2002 annual meeting, and each to serve until his successor is elected and qualified. If Proposal 1 is not approved, the election of the above-named nominees as directors to serve until the 2000 annual meeting and until their successors are elected and qualified.

SIGNATURE(S):                                       DATE:                , 1999
             ----------------------------                ----------------

             ----------------------------

REVERSE SIDE:

Change of Address:                   -----------------------------------------

                                     -----------------------------------------

                                     -----------------------------------------

                                     (If you have written in the above space, please mark the corresponding box on the reverse side of this card)